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                                                                    EXHIBIT 4.5


                                     WAIVER

        This WAIVER (this "WAIVER") dated as of September 4, 1998 by and among THE L.L. KNICKERBOCKER CO., INC., a California corporation (the "COMPANY"), and Marshall Capital Management, Inc. ("MCM"), CC Investments LDC ("CCI") and Capital Ventures International ("CVI", and together with MCM and CCI, the "INITIAL INVESTORS").

                                 R E C I T A L S

        A. The Company and the Initial Investors have entered into a Securities Purchase Agreement dated as of June 8, 1998 (the "SECURITIES PURCHASE AGREEMENT") pursuant to which the Company issued Convertible Term Debentures dated June 8, 1998 (the "DEBENTURES") and warrants dated June 8, 1998 (the "WARRANTS") to each of the Initial Investors. Contemporaneous with the execution and delivery of the Securities Purchase Agreement, the Company and the Initial Investors entered into a Registration Rights Agreement dated as of June 8, 1998 (the "REGISTRATION RIGHTS AGREEMENT" and together with the Securities Purchase Agreement, the Debentures and the Warrants, the "TRANSACTION DOCUMENTS"). Capitalized terms used herein are defined as defined in the Registration Rights Agreement unless otherwise defined herein.

        B. The Company has requested that the Initial Investors waive certain of the deadlines and extend the maturity dates set forth in the Transaction Documents. The Initial Investors are, on the terms and conditions stated below, agreeable to granting the request of the Company and the Initial Investors have agreed to waive certain deadlines and extend the maturity dates in the Transaction Documents as hereinafter set forth.

        1. New Deadlines. The Company agrees to use its best efforts to achieve each milestone set forth below (each of clauses (a) through (j) below being a "COMPANY MILESTONE") as soon as possible and in no event later than the date set forth in such clause relating to such Company Milestone (each such date being a "DEADLINE"):

               (a) The Company shall file with the SEC an amendment to the Company's Registration Statement on Form S-3 (the "FIRST S-3") covering the resale of the Registrable Securities issuable upon the conversion of, or otherwise pursuant to, the Debentures and the exercise of, or otherwise pursuant to, the Warrants and a response to the SEC's comments on such Registration Statement on or before September 4, 1998;

               (b) The Company and the Initial Investors shall agree upon the form of the Certificate of Designation relating to the Preferred Stock on or before September 18, 1998;


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               (c) The Registration Deadline for the First S-3 shall be on or before October 2, 1998;

               (d) The Company shall file its proxy statement (the "PROXY") relating to the shareholders' meeting (the "SHAREHOLDERS' MEETING") called for by the Securities Purchase Agreement with the SEC on or before October 7, 1998;

               (e) If the Proxy is not reviewed by the SEC, the Shareholders' Meeting shall be held on or before November 13, 1998;

               (f) If the Proxy is reviewed by the SEC, the Shareholders' Meeting shall be held on or before December 18, 1998 (the date of the Shareholders' Meeting, whether in accordance with clause (e) or (f) hereof, shall be referred to as the "SHAREHOLDERS' MEETING DATE");

               (g) The Exchange Closing (as defined in the Securities Purchase Agreement) shall occur on or before the date five days after the Shareholders' Meeting Date;

               (h) The Company shall file a second Registration Statement on Form S-3 (the "SECOND S-3") covering the resale of the Registrable Securities issuable upon the conversion of shares of, or otherwise pursuant to, the Preferred Stock which shall be issued at the Exchange Closing on or before the first business day following the Exchange Closing;

               (i) The Company shall cause the Second S-3 to become effective on or before the twentieth day after the Second S-3 has been initially filed with the SEC; and

               (j) No later than December 28, 1998, the number of shares registered under a Registration Statement filed pursuant to the Registration Rights Agreement shall be in an amount equal to at least the sum of (a) 200% of the Registrable Securities issued or issuable upon conversion of the Debentures or the Preferred Stock computed at the Variable Conversion Price (as defined in the Debentures or Preferred Stock) and (b) 100% of the Registrable Securities issued or issuable upon exercise of (i) the Warrants and (ii) the Warrant dated August 19, 1998 issued by the Company to CVI (the "AUGUST WARRANT") (without giving effect to any limitations on conversion or exercise contained in such Debentures, Preferred Stock, Warrants or the August Warrant).

        2. Waiver, Amendment and Extension. Subject to Section 3 below, (a) the Initial Investors agree to (i) waive their rights and remedies with respect to the failure of the Company to meet the deadlines set forth in the Transaction Documents relating to the Company Milestones, including, without limitation, their rights to payments from the Company pursuant to Section 2(c) of the Registration Rights Agreement and (ii) extend the maturity date of the Debentures to December 28, 1998 and (b) the parties hereto hereby agree to amend the terms of the Transaction Documents to conform to the terms hereof.


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        3. Effect of Deadline Non-Compliance and Compliance. In the event:

               (a) the Company fails to (i) use its best efforts to meet each Company Milestone by its related Deadline and any such failure continues uncured for three days after the Company has been notified thereof in writing by any Initial Investor or (ii) meet any Company Milestone by its related Deadline and any such failure continues uncured for three days (either of the events referred to in clause (i) or (ii) of this clause (a) being a "DEADLINE DEFAULT"); or

               (b) any Event of Default (as defined in the Debentures) occurs, other than one that is being waived pursuant to or is the subject of the extension described in Section 2 hereof;

then, the waiver, amendment and extension granted in Section 2 hereof shall immediately terminate and all the rights and remedies of the Initial Investors shall be restored as if such waiver, amendment and extension had not been granted and any Deadline Default shall be considered an Event of Default under the Debentures. In the event no Deadline Default or the Event of Default occurs on or before the date the last Company Milestone is met, then the waiver, amendment and extension granted in Section 2 hereof shall thereafter remain in full force and effect.

        4.     Governing Law; Miscellaneous.

               (a) Governing Law; Jurisdiction. This Waiver shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

               (b) Counterparts. This Waiver may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Waiver once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Waiver bearing the signature of the party so delivering this Waiver.

               (c) Severability. If any provision of this Waiver shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Waiver or the validity or enforceability of this Waiver in any other jurisdiction.

               (d) Joint Participation in Drafting. Each party to this Waiver has participated in the negotiation and drafting of this Waiver, the Debentures, the Warrants and the Registration Rights Agreement. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Waiver.


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               (e) Effect on Transaction Documents. Except as set forth above, the Transaction Documents and all related documents shall remain in full force and effect and are hereby ratified and confirmed.


        IN WITNESS WHEREOF, the undersigned Initial Investors and the Company have caused this Waiver to be duly executed as of the date first above written.


THE L.L. KNICKERBOCKER CO., INC.           CC INVESTMENTS, LDC
                                           By:  Castle Creek Partners, L.L.C.,
                                                its Investment Manager



By: /s/ ANTHONY P. SHUTTS                  By: /s/ JOHN ZIEGELMAN
-------------------------------            -----------------------
Name:   Anthony P. Shutts                  Name:   John Ziegelman
Title:  Chief Financial Officer            Title:  Managing Member


MARSHALL CAPITAL MANAGEMENT, INC.          CAPITAL VENTURES INTERNATIONAL
                                           By: Heights Capital Management, Inc.,
                                               its authorized agent


By: /s/ ALLAN WEINE                        By: /s/ MICHAEL SPOLAN
--------------------                       -----------------------
Name:   Allan Weine                        Name:   Michael Spolan
Title:  President                          Title:  General Counsel
                                                   and Secretary


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